                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                                 ____________________

                                     Schedule 13G
                                    (RULE 13d-102)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2(b)
                              (Amendment No. _____)(1)


                                 AT HOME CORPORATION
           ----------------------------------------------------------
                                   (Name of Issuer)


                                     Common Stock
           ----------------------------------------------------------
                            (Title of Class of Securities)


                                      0000459191
           ----------------------------------------------------------
                                    (CUSIP Number)





----------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO. 0000459191                 13G         Page 2 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII") 94-3201863

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA LIMITED PARTNERSHIP

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                                                  12,555,720
      OWNED BY
     REPORTING        7    SOLE DISPOSITIVE POWER
       PERSON                                                         -0-
        WITH          8    SHARED DISPOSITIVE POWER
                                                                  12,555,720

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  12,555,720

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.6%

  12   TYPE OF REPORTING PERSON*
                                                                         PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                 13G   Page 3 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            KPCB VII ASSOCIATES, L.P., A CALIFORNIA
            LIMITED PARTNERSHIP ("KPCB VII ASSOCIATES") 94-3203783

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA LIMITED PARTNERSHIP

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                12,877,660 SHARES OF WHICH 12,555,720 SHARES
      OWNED BY                  ARE DIRECTLY HELD BY KPCB VII AND 321,940
     REPORTING                  SHARES ARE DIRECTLY HELD BY KPCB INFORMATION
       PERSON                   SCIENCES ZAIBATSU FUND II, L.P., A CALIFORNIA
        WITH                    LIMITED PARTNERSHIP ("KPCB ZF II").  KPCB VII
                                ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
                                AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                12,877,660 SHARES OF WHICH 12,555,720 SHARES
                                ARE DIRECTLY HELD BY KPCB VII AND KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  12,877,660

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                 13G   Page 4 of 21 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            BROOK H. BYERS

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                12,927,660 SHARES OF WHICH 12,555,720 SHARES
      OWNED BY                  ARE DIRECTLY HELD BY KPCB VII, 321,940 SHARES
     REPORTING                  ARE DIRECTLY HELD BY KPCB ZF II, AND 50,000
       PERSON                   SHARES ARE DIRECTLY HELD BY KPCB VIII
        WITH                    ASSOCIATES, L.P., A CALIFORNIA LIMITED
                                PARTNERSHIP ("KPCB VIII ASSOCIATES").  KPCB VII
                                ASSOCIATES, L.P., A CALIFORNIA LIMITED
                                PARTNERSHIP ("KPCB VII ASSOCIATES") IS THE
                                GENERAL PARTNER OF KPCB VII AND KPCB ZF II.
                                MR. BYERS IS A GENERAL PARTNER OF KPCB VII
                                ASSOCIATES AND KPCB VIII ASSOCIATES.  MR. BYERS
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII, KPCB ZF II AND KPCB
                                VIII ASSOCIATES.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                12,927,660 SHARES OF WHICH 12,555,720 SHARES
                                ARE DIRECTLY HELD BY KPCB VII, 321,940 SHARES ARE DIRECTLY HELD BY KPCB ZF II, AND 50,000 SHARES ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. BYERS IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VIII ASSOCIATES. MR. BYERS DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII, KPCB ZF II AND KPCB VIII ASSOCIATES.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  12,927,660

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                 13G   Page 5 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            KEVIN R. COMPTON

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                12,927,660 SHARES OF WHICH 12,555,720 SHARES
      OWNED BY                  ARE DIRECTLY HELD BY KPCB VII,  321,940 SHARES
     REPORTING                  ARE DIRECTLY HELD BY KPCB ZF II, AND 50,000
       PERSON                   SHARES ARE DIRECTLY HELD BY KPCB VIII
        WITH                    ASSOCIATES.   KPCB VII ASSOCIATES IS THE
                                GENERAL PARTNER OF KPCB VII AND KPCB ZF II.
                                MR. COMPTON IS A GENERAL PARTNER OF KPCB VII
                                ASSOCIATES AND KPCB VIII ASSOCIATES.  MR.
                                COMPTON DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                SHARES HELD DIRECTLY BY KPCB VII, KPCB ZF II
                                AND KPCB VIII ASSOCIATES.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                12,927,660 SHARES OF WHICH 12,555,720 SHARES
                                ARE DIRECTLY HELD BY KPCB VII, 321,940 SHARES ARE DIRECTLY HELD BY KPCB ZF II, AND 50,000 SHARES ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. COMPTON IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VIII ASSOCIATES. MR. COMPTON DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII, KPCB ZF II AND KPCB VIII ASSOCIATES.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  12,927,660

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                 13G   Page 6 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            L. JOHN DOERR

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY                12,927,660 SHARES OF WHICH 12,555,720 SHARES
      OWNED BY                  ARE DIRECTLY HELD BY KPCB VII,  321,940 SHARES
     REPORTING                  ARE DIRECTLY HELD BY KPCB ZF II, AND 50,000
       PERSON                   SHARES ARE DIRECTLY HELD BY KPCB VIII
        WITH                    ASSOCIATES.  KPCB VII ASSOCIATES IS THE GENERAL
                                PARTNER OF KPCB VII AND KPCB ZF II.  MR. L.
                                JOHN DOERR IS A GENERAL PARTNER OF KPCB VII
                                ASSOCIATES AND KPCB VIII ASSOCIATES.  MR. L.
                                JOHN DOERR DISCLAIMS BENEFICIAL OWNERSHIP OF
                                THE SHARES HELD DIRECTLY BY KPCB VII, KPCB ZF
                                II AND KPCB VIII ASSOCIATES.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                12,927,660 SHARES OF WHICH 12,555,720 SHARES
                                ARE DIRECTLY HELD BY KPCB VII, 321,940 SHARES ARE DIRECTLY HELD BY KPCB ZF II, AND 50,000 SHARES ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. DOERR IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VIII ASSOCIATES. MR. DOERR DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII, KPCB ZF II AND KPCB VIII ASSOCIATES.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  12,927,660

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                 13G   Page 7 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            WILLIAM R. HEARST III

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY                12,927,660 SHARES OF WHICH 12,555,720 SHARES
      OWNED BY                  ARE DIRECTLY HELD BY KPCB VII, 321,940 SHARES
     REPORTING                  ARE DIRECTLY HELD BY KPCB ZF II, AND 50,000
       PERSON                   SHARES ARE DIRECTLY HELD BY KPCB VIII
        WITH                    ASSOCIATES.  KPCB VII ASSOCIATES IS THE GENERAL
                                PARTNER OF KPCB VII AND KPCB ZF II.  MR. HEARST
                                IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND
                                KPCB VIII ASSOCIATES.  MR. HEARST DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII, KPCB ZF II AND KPCB VIII
                                ASSOCIATES.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                12,927,660 SHARES OF WHICH 12,555,720 SHARES
                                ARE DIRECTLY HELD BY KPCB VII, 321,940 SHARES ARE DIRECTLY HELD BY KPCB ZF II, AND 50,000 SHARES ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. HEARST IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VIII ASSOCIATES. MR. HEARST DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII, KPCB ZF II AND KPCB VIII ASSOCIATES.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  12,927,660

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                 13G   Page 8 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            VINOD KHOSLA

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                              -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                12,927,660 SHARES OF WHICH 12,555,720 SHARES
      OWNED BY                  ARE DIRECTLY HELD BY KPCB VII, 321,940 SHARES
     REPORTING                  ARE DIRECTLY HELD BY KPCB ZF II, AND 50,000
       PERSON                   SHARES ARE DIRECTLY HELD BY KPCB VIII
        WITH                    ASSOCIATES.  KPCB VII ASSOCIATES IS THE GENERAL
                                PARTNER OF KPCB VII AND KPCB ZF II.  MR. KHOSLA
                                IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND
                                KPCB VIII ASSOCIATES.  MR. KHOSLA DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII, KPCB ZF II AND KPCB VIII
                                ASSOCIATES.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                12,927,660 SHARES OF WHICH 12,555,720 SHARES
                                ARE DIRECTLY HELD BY KPCB VII, 321,940 SHARES ARE DIRECTLY HELD BY KPCB ZF II, AND 50,000 SHARES ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. KHOSLA IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VIII ASSOCIATES. MR. KHOSLA DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII, KPCB ZF II AND KPCB VIII ASSOCIATES.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  12,927,660

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                 13G   Page 9 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            JOSEPH LACOB

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY                12,927,660 SHARES OF WHICH 12,555,720 SHARES
      OWNED BY                  ARE DIRECTLY HELD BY KPCB VII, 321,940 SHARES
     REPORTING                  ARE DIRECTLY HELD BY KPCB ZF II, AND 50,000
       PERSON                   SHARES ARE DIRECTLY HELD BY KPCB VIII
        WITH                    ASSOCIATES.  KPCB VII ASSOCIATES IS THE GENERAL
                                PARTNER OF KPCB VII AND KPCB ZF II.  MR. LACOB
                                IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND
                                KPCB VIII ASSOCIATES.  MR. LACOB DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII, KPCB ZF II AND KPCB VIII
                                ASSOCIATES.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                12,927,660 SHARES OF WHICH 12,555,720 SHARES
                                ARE DIRECTLY HELD BY KPCB VII, 321,940 SHARES ARE DIRECTLY HELD BY KPCB ZF II, AND 50,000 SHARES ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. LACOB IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VIII ASSOCIATES. MR. LACOB DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII, KPCB ZF II AND KPCB VIII ASSOCIATES.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  12,927,660

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                 13G   Page 10 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            BERNARD LACROUTE

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                12,877,660 SHARES OF WHICH 12,555,720 SHARES
      OWNED BY                  ARE DIRECTLY HELD BY KPCB VII AND 321,940
     REPORTING                  SHARES ARE DIRECTLY HELD BY KPCB ZF II.  KPCB
       PERSON                   VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
        WITH                    VII AND KPCB ZF II.  MR. LACROUTE IS A GENERAL
                                PARTNER OF KPCB VII ASSOCIATES.  MR. LACROUTE
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                12,877,660 SHARES OF WHICH 12,555,720 SHARES
                                ARE DIRECTLY HELD BY KPCB VII AND 321,940
                                SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. LACROUTE IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. LACROUTE DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  12,877,660

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                 13G   Page 11 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            JAMES LALLY

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                12,877,660 SHARES OF WHICH 12,555,720 SHARES
      OWNED BY                  ARE DIRECTLY HELD BY KPCB VII AND 321,940
     REPORTING                  SHARES ARE DIRECTLY HELD BY KPCB ZF II.  KPCB
       PERSON                   VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
        WITH                    VII AND KPCB ZF II.  MR. LALLY IS A GENERAL
                                PARTNER OF KPCB VII ASSOCIATES.  MR. LALLY
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                12,877,660 SHARES OF WHICH 12,555,720 SHARES
                                ARE DIRECTLY HELD BY KPCB VII AND 321,940
                                SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. LALLY IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. LALLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  12,877,660

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                 13G   Page 12 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            DOUGLAS J. MACKENZIE

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY                12,927,660 SHARES OF WHICH 12,555,720 SHARES
      OWNED BY                  ARE DIRECTLY HELD BY KPCB VII, 321,940 SHARES
     REPORTING                  ARE DIRECTLY HELD BY KPCB ZF II, AND 50,000
       PERSON                   SHARES ARE DIRECTLY HELD BY KPCB VIII
        WITH                    ASSOCIATES.  KPCB VII ASSOCIATES IS THE GENERAL
                                PARTNER OF KPCB VII AND KPCB ZF II.  MR.
                                MACKENZIE IS A GENERAL PARTNER OF KPCB VII
                                ASSOCIATES AND KPCB VIII ASSOCIATES.  MR.
                                MACKENZIE DISCLAIMS BENEFICIAL OWNERSHIP OF THE
                                SHARES HELD DIRECTLY BY KPCB VII, KPCB ZF II
                                AND KPCB VIII ASSOCIATES.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                12,927,660 SHARES OF WHICH 12,555,720 SHARES
                                ARE DIRECTLY HELD BY KPCB VII, 321,940 SHARES ARE DIRECTLY HELD BY KPCB ZF II, AND 50,000 SHARES ARE DIRECTLY HELD BY KPCB VIII ASSOCIATES. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. MACKENZIE IS A GENERAL PARTNER OF KPCB VII ASSOCIATES AND KPCB VIII ASSOCIATES. MR. MACKENZIE DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII, KPCB ZF II AND KPCB VIII ASSOCIATES.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  12,927,660

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0000459191                 13G   Page 13 of 21 Pages


   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            E. FLOYD KVAMME

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/
   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                12,877,660 SHARES OF WHICH 12,555,720 SHARES
      OWNED BY                  ARE DIRECTLY HELD BY KPCB VII AND 321,940
     REPORTING                  SHARES ARE DIRECTLY HELD BY KPCB ZF II.  KPCB
       PERSON                   VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
        WITH                    VII AND KPCB ZF II.  MR. KVAMME IS A GENERAL
                                PARTNER OF KPCB VII ASSOCIATES.  MR. KVAMME
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-
                      8    SHARED DISPOSITIVE POWER
                                12,877,660 SHARES OF WHICH 12,555,720 SHARES
                                ARE DIRECTLY HELD BY KPCB VII AND 321,940
                                SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  12,877,660

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 14 of 21 Pages

ITEM 1(a)      NAME OF ISSUER:

               At Home Corporation


ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               425 Broadway Street
               Redwood City, CA 94063

ITEM 2(a)-(c)  NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

               This statement is being filed by KPCB VII Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto. In addition, certain general partners of KPCB VII Associates are also general partners of KPCB VIII Associates.

               KPCB VII Associates is general partner to Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership ("KPCB VII") and KPCB Information Sciences Zaibatsu Fund II, L.P., a California limited partnership ("KPCB ZF II"). With respect to KPCB VII Associates, this statement relates only to KPCB VII Associates and, for those general partners of KPCB VII Associates who are also general partners of and KPCB VIII Associates, KPCB VII Associates' indirect, beneficial ownership of the shares of Common Stock of At Home Corporation, held directly by KPCB VII, KPCB ZF II and KPCB VIII Associates (the "Shares") and, to the extent applicable, to the shares over which each general partner exercises sole voting and dispositive control. The Shares are held directly by KPCB VII, KPCB ZF II and KPCB VIII Associates and KPCB VII Associates does not directly or otherwise hold any Shares. Management of the business affairs of KPCB VII Associates and KPCB VIII Associates including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VII Associates and KPCB VIII Associates, respectively, each of whom disclaims beneficial ownership of the Shares.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock

                                                            Page 15 of 21 Pages

ITEM 2(e)      CUSIP NUMBER:

               0000459191


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable


ITEM 4.        OWNERSHIP.

               See items 5-11 of cover pages hereto.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable


ITEM 6.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Under certain circumstances set forth in the limited partnership agreements of KPCB VII, KPCB VII Associates, KPCB VI, KPCB ZF II and KPCB VIII Associates the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of At Home Corporation held by such entity. No such partner's rights relate to more than five percent of the class.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable


ITEM 8.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable

                                                            Page 16 of 21 Pages

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable


ITEM 10.       CERTIFICATION.

               Not Applicable

                                                            Page 17 of 21 Pages

                                      SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 1998

BROOK H. BYERS                       KPCB VII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                     LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME                      By:  /s/ Kevin R. Compton
JOSEPH S. LACOB                           -----------------------------
BERNARD J. LACROUTE                       A General Partner
JAMES P. LALLY
DOUGLAS P. MACKENZIE                 KLEINER PERKINS CAUFIELD &
                                     BYERS VII, L.P., A CALIFORNIA
By:  /s/ Michael S. Curry            LIMITED PARTNERSHIP
    -------------------------------
     Michael S. Curry                By KPCB VII Associates, L.P., a California
     Attorney-in-Fact                limited partnership, its General Partner


                                     By:  /s/ Kevin R. Compton
                                          -----------------------------
                                          A General Partner

                                                            Page 18 of 21 Pages

                                 EXHIBIT INDEX


                                                          Found on
                                                        Sequentially
Exhibit                                                Numbered Page
-------                                                -------------
Exhibit A:  Agreement of Joint Filing                        19

Exhibit B:  List of General Partners of KPCB VII Associates  20

                                                            Page 19 of 21 Pages

                                      EXHIBIT A


                              AGREEMENT OF JOINT FILING

          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 10, 1998, containing the information required by Schedule 13G, for the Shares of At Home Corporation, held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.


Date:  February 10, 1998

BROOK H. BYERS                         KLEINER PERKINS CAUFIELD &
KEVIN R. COMPTON                       BYERS VII, L.P., A CALIFORNIA
L. JOHN DOERR                          LIMITED PARTNERSHIP
WILLIAM R. HEARST III
VINOD KHOSLA                           By KPCB VII Associates, L.P.,
E. FLOYD KVAMME                        a California limited
JOSEPH S. LACOB                        partnership, its General Partner
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE
                                       By:  /s/ Kevin R. Compton
By:  /s/ Michael S. Curry                   -------------------------------
     ------------------------------         A General Partner
     Michael S. Curry
     Attorney-in-Fact


KPCB VII ASSOCIATES, A CALIFORNIA
LIMITED PARTNERSHIP



By:  /s/ Kevin R. Compton
     ------------------------------
     A General Partner

                                                            Page 20 of 21 Pages

                                      EXHIBIT B

                                 General Partners of
                KPCB VII Associates, a California limited partnership


          Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a)  Brook H. Byers+
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

2.   (a)  Kevin R. Compton+
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

3.   (a)  L. John Doerr+
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

4.   (a)  William R. Hearst III+
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

5.   (a)  Vinod Khosla+
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

6.   (a)  E. Floyd Kvamme
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

7.   (a)  Joseph S. Lacob+
     (b) c/o Kleiner Perkins Caufield & Byers

                                                            Page 21 of 21 Pages

          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

8.   (a)  Bernard J. Lacroute
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

9.   (a)  James P. Lally
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

10.  (a)  Douglas P. MacKenzie+
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen



________________

+ Listed individual is also a general partner of KPCB VIII Associates, L.P., a California limited partnership.